STEMCELLS, INC. REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

NEWARK, CA (May 10, 2012) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the first quarter ended March 31, 2012 and provided a business update.

“The first quarter of 2012 turned out to be pivotal in the Company’s pursuit of cell-based therapeutics for a broad array of CNS disorders,” said Martin McGlynn, President and CEO of StemCells, Inc. “Data from our Phase I trial completed in February, which was designed to evaluate the safety and preliminary efficacy of our proprietary HuCNS-SC® neural stem cells in a rare myelination disorder, provided us with the clinical breakthrough that we had been seeking. We have now established proof of principle that our cells are capable of myelinating nerve axons in an appropriate, progressive and durable way in the brains of patients with a severe myelination disorder. Moreover, we observed measurable gains in motor and/or cognitive function in three of the four patients, while the fourth remained clinically stable. We believe this is a departure from the natural history of this fatal disease. This is great news for the PMD community and in due course we will meet with the FDA to discuss the conduct of a controlled Phase II study. The results of the study should also provide encouragement to the large community of patients, caregivers and clinicians dealing with more common myelination disorders, such as multiple sclerosis and cerebral palsy. We now plan to meet with experts to help us develop a strategy to quickly and efficiently evaluate our cells in these more common myelination disorders.”

“It remains our belief,” continued Mr. McGlynn, “that the best pathway for growing shareholder value is for the Company to continue generating meaningful clinical data for our HuCNS-SC program in a thoughtful, cost effective manner. As our financial results show, we are carefully controlling our expenses and our cash burn. And as our PMD trial data shows, meaningful data from our extensive and expanding clinical development program has begun to emerge.”

First Quarter and Recent Business Highlights

Therapeutic Product Development

•	In January 2012, we published preclinical data demonstrating that our HuCNS-SC cells protect host photoreceptors and preserve vision in a well-established animal model of retinal disease. Moreover, the number of cone photoreceptors, which are responsible for central vision, remained constant over an extended period. The preclinical results are highly relevant to human disorders of vision loss, the most notable of which is dry age-related macular degeneration (AMD). The data was featured as the cover article in the February 2012 issue of the international peer-reviewed European Journal of Neuroscience.

•	In January 2012, the FDA authorized the initiation of a Phase I/II clinical trial of our HuCNS-SC cells in dry AMD, the most common form of AMD. AMD is the leading cause of vision loss and blindness in people over 55 years of age, and approximately 30 million people worldwide are afflicted with the disease. There are no approved treatments for dry AMD.

•	In March 2012, a summary of the results of our Phase I PMD trial were reported at the European Leukodystrophy Association Families/Scientists Meeting held in Paris, France. Data from the trial provided preliminary evidence of durable and progressive donor cell-derived myelination in all four patients transplanted with our HuCNS-SC cells. In addition, there were measurable gains in neurological and/or motor function in three of the four patients; the fourth patient was clinically stable.

Tools and Technologies Programs

•	In March 2012, we entered into a license agreement under which we granted genOway SA a worldwide, exclusive license to our Internal Ribosome Entry Site (IRES) technology for use in the development and commercialization of genetically engineered mice. We received an upfront license fee and could receive royalties on product sales.

Other Business Activities

•	In January 2012, we submitted two applications to the California Institute of Regenerative Medicine (CIRM) for “Disease Team Therapy Development Research Awards,” one for Alzheimer’s disease and one for cervical spinal cord injury. A Research Award may be up to $20 million, payable over four years, to fund preclinical and IND-enabling activities with the aim of starting human clinical trials within a four-year window.

First Quarter Financial Results

•	Net cash used in operating activities down 24%

•	Revenue from SC Proven product sales up 82%

•	Pro forma cash balance of $13.7 million — includes $2.1 million from warrant exercise

•	Series B Warrants expired May 2 — no more outstanding

•	Anticipated 2012 Cash Burn $18-20 million

Revenue from product sales in the first quarter of 2012 was $271,000, an 82% increase over the first quarter of 2011. This growth was driven by increased unit volumes in our SC Proven media and reagents business. Revenue from licensing agreements and grants in the first quarter of 2012 was $373,000, due mainly to receipt of fees from a license agreement with genOway.

Research and development expenses were 29% lower in the first quarter of 2012 compared to the same period in 2011, while selling, general and administrative expenses declined by 7%. The significant reduction in operating expenses was primarily attributable to the reduction in workforce effected in May 2011, relocation of our corporate headquarters in July 2011 and other cost containment measures.

Loss from operations in the first quarter of 2012 was $5,326,000, a 29% decrease compared to the first quarter of 2011. From a cash flow perspective, net cash used in operating activities in the first quarter of 2012 was $5,631,000, which was 24% lower than the same period in 2011.

Net loss for the first quarter of 2012 was $10,229,000, or $(0.45) per share, compared with a net loss of $5,747,000, or $(0.42) per share, for the first quarter of 2011. The net loss in the first quarter of 2012 includes a non-cash expense of $4,904,000 due to an increase in the estimated fair value of warrant liability.

At March 31, 2012, pro forma cash, cash equivalents and marketable debt securities totaled $13,702,000, which includes an estimated $2,100,000 in net proceeds from the exercise of Series B Warrants. A total of 8,000,000 Series B Warrants were issued in December 2011, of which 2,700,000 were exercised. The remaining 5,300,000 unexercised Series B Warrants expired by their terms on May 2, 2012.

Conference Call

StemCells will host a live conference call and webcast today, May 10, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. The Company recently reported results from a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children. The trial results showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has received authorization from the FDA to initiate a Phase I/II clinical trial in dry age-related macular degeneration (AMD). In addition, the Company is pursuing preclinical studies of its HuCNS-SC cells in Alzheimer’s disease. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospect associated with beginning to detect potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; the timing and nature of the final data from the Company’s Phase I clinical study in PMD; the timing of patient dosing and possible outcomes of the Company’s Phase I/II clinical study in spinal cord injury; the Company’s ability to apply for, and possibly secure in 2012, funding from the California Institute of Regenerative Medicine; the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials; and the timing and prospects associated with initiating a clinical trial in age-related macular degeneration. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, PMD or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in spinal cord injury, PMD, age-related macular degeneration, or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

(unaudited)
	Three months ended
	March 31
	2012	2011
Revenue:
Revenue from licensing agreements and grants	$373	$72

Revenue from product sales	271	149

Total revenue	644	221

Cost of product sales	72	54

Gross profit	572	167

Operating expenses:
Research and development	3,939	5,525
Selling, general and administrative	1,924	2,076
Wind-down expenses	35	75

Total operating expenses	5,898	7,676

Loss from operations	(5,326)	(7,509)

Other income (expense):
Change in fair value of warrant liability	(4,941)	1,783
Interest income (expense), net	(10)	(19)
Other income (expense), net	48	(2)

Total other income (expense), net	(4,903)	1,762

Net loss	$(10,229)	$(5,747)

Basic and diluted net loss per share	$(0.45)	$(0.42)

Shares used to compute basic and diluted

loss per share*	22,958,498	13,679,913

* Adjusted for 1 for 10 reverse stock split

StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2012	December 31, 2011

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$9,454	$13,311
Marketable securities	2,148	3,281
Other current assets	735	796

Total current assets	12,337	17,388

Property, plant and equipment, net	1,855	2,055
Goodwill and other intangible assets, net	3,944	3,906
Other assets, non-current	1,808	1,856

Total assets	$19,944	$25,205

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,547	5,653
Fair value of warrant liability	11,023	6,042
Other non-current liabilities	2,368	2,785
Stockholders’ equity	2,006	10,725
Total liabilities and stockholders’ equity	$19,944	$25,205

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